Exhibit 99


            Standard Parking Corporation Reports Strong Third Quarter
             and Nine-Month 2005 Results; Updates Guidance For 2005

    CHICAGO--(BUSINESS WIRE)--Nov. 9, 2005--Standard Parking
Corporation (NASDAQ:STAN), one of the nation's largest providers of parking management services, today announced its results for the third quarter and first nine months of 2005 with third quarter net income of $4.2 million and earnings per share of $0.40, up 18% and 21%, respectively.

    Third Quarter Highlights

    --  Revenue growth of 10%

    --  Gross profit growth of 13%, despite Hurricane Katrina's impact

    -- Operating income decrease of 6% due to $0.7 million impact of Hurricane Katrina and $0.4 million cost of Sarbanes-Oxley compliance preparation. Excluding these items, operating income increased by 13%.

    -- Net income of $4.2 million, an increase of 18% over the prior year. Net income for the third quarter of 2005 included a $0.9 million credit valuation allowance adjustment to income tax expense offset by the impact of Hurricane Katrina of $0.7 million and Sarbanes-Oxley compliance of $0.4 million. Excluding these items, net income increased by 24% over last year.

    -- EPS of $0.40 per diluted share, up 21%. Includes the impact of a credit valuation allowance adjustment to income tax expense of $0.09 per share, offset by the impact of Hurricane Katrina of ($0.07) per share and costs related to Sarbanes-Oxley compliance of ($0.04) per share.

    -- EPS pro forma for income taxes of $0.23 per diluted share includes ($0.05) per share impact related to Hurricane Katrina and ($0.03) per share impact related to Sarbanes-Oxley compliance costs.

    --  Free cash flow of $8.6 million

    --  Completion of Board authorized stock repurchase program

    Commentary

    James A. Wilhelm, President and Chief Executive Officer, said, "We are pleased that the underlying business continues to perform to expectation despite the impact of Hurricane Katrina. Our average gross profit per location grew 11%. This was due to strong same location revenue growth in both lease and management contracts and significant improvement in our last twelve month contract retention rate, to 91% from 89% a year ago.
    "As we have communicated previously, all of our operations in New Orleans were affected by Hurricane Katrina. As with many other businesses in that area, we are in the process of moving forward as quickly as possible after the Hurricane working with our clients to clean-up and restore their parking operations. While we expect the City to recover, it will not be a quick process, and our results for the second half of 2005 and most of 2006 will reflect the impact of the Hurricane. However, during this period we expect that our business overall will continue to produce strong results.
    "You will notice that our G&A costs have grown more rapidly than expected due primarily to the costs of Sarbanes-Oxley compliance. While the process has been very time consuming and costly, we believe that the testing and documentation of our internal controls mandated by Sarbanes-Oxley are critical to our business and will give us a competitive advantage."

    Third Quarter Operating Results

    Gross profit for the third quarter increased by 13% to $17.4 million from $15.4 million a year ago. Excluding the impact of Katrina, gross profit increased 18% driven by strong same location revenue increases at both lease and management locations. General and administrative expenses increased by $2.1 million or 27% over the 2004 third quarter. Third quarter 2004 general and administrative expense benefited from the receipt of $0.2 million in death benefits related to a life insurance policy on a former Company executive as well as the collection of a $0.2 million long-term receivable that was previously reserved. G&A expense for the 2005 third quarter included an increase in spending of $0.4 million for outside consultants and auditors to assist with Sarbanes-Oxley compliance, $0.1 million in professional fees related to the pending acquisition of the Illinois and Wisconsin operations of System Parking, Inc. and a previously announced one-time bonus to executive management of $0.3 million. Adjusting for all of these items, underlying G&A grew by 11%.
    Third quarter operating income decreased by 6% to $5.7 million as compared with the third quarter of 2004. This result reflects the $0.7 million impact of Hurricane Katrina, which includes a $0.5 million charge for the anticipated deductible related to an insurance claim that will be filed for losses incurred and $0.4 million incurred for Sarbanes-Oxley compliance. Excluding these items, the Company's operating income would have increased 13%.
    In the third quarter of 2005, the Company also recorded a $0.9 million credit to income tax expense for adjustments to its valuation allowance for deferred tax assets. The decision to record this non-cash credit resulted from the Company's sustained post-IPO profitability, which supports the recognition of a portion of its $72 million net operating loss ("NOL") carry-forward for book purposes. The Company will continue to reassess its ability to recognize its remaining NOL carry-forward for book purposes during future reporting periods. The Company's remaining NOL will continue to shield income for many years, during which time its effective tax rate will be significantly below the statutory tax rate. For 2005, the Company expects its effective cash tax rate to be under 5%.
    Net income for the third quarter of 2005 was $4.2 million, or $0.40 per diluted share, as compared with $3.6 million, or $0.33 per diluted share, a year ago. While this quarter reflects the first full quarter in which prior year comparisons are not distorted by IPO-related issues, three significant items did affect the quarter's results: the previously mentioned non-cash credit valuation allowance adjustment to income taxes of $0.09 per share, Hurricane Katrina's ($0.07) per share impact, and a ($0.04) per share impact from Sarbanes-Oxley compliance. Net of these three items, earnings were $0.42 per share. On a pro forma for income tax basis, net income for the 2005 third quarter was $2.4 million, or $0.23 per diluted share, as compared with $0.24 per diluted share in the 2004 third quarter. Pro forma earnings for the third quarter of 2005 were adversely impacted by ($0.05) per share due to Hurricane Katrina and ($0.03) per share due to increased Sarbanes-Oxley compliance costs.
    Total parking services revenue for the quarter, excluding reimbursement of management contract expense, was up by 10% to $63.0 million from $57.2 million a year ago, led by 21% growth in management contract revenue. The outstanding performance in management contracts and a 4% increase in lease revenue are attributable to strong same location revenue increases of 18% and 6%, respectively. Reimbursement of management contract expense grew 11%, but is excluded because its timing and amount fluctuate substantially for reasons unrelated to the Company's parking services revenue and because it has no impact on gross profit.
    Cash and cash equivalents were $13.6 million at September 30, 2005, which was higher than historical levels. The Company routinely enters into LIBOR-based contracts to fix the interest rate on a substantial portion of the borrowings under its variable rate Senior Credit Facility. At September, 30, 2005, the Company had $2.7 million in overnight investments as a result of a $45 million LIBOR contract with a maturity in mid-October 2005. Net of the change in cash, free cash flow of $3.8 million was generated during the quarter. Of that amount, the Company used $1.7 million to purchase shares of its stock, completing the $6.0 million repurchase program approved by the Board of Directors in early March of 2005. The remaining $2.1 million of free cash flow was used to pay down debt. The Company continues to use free cash flow to reduce debt, enabling it to benefit from a $0.2 million reduction in interest expense versus last year despite the increase in prevailing interest rates.

    Recent Developments

    Operating results at Bradley International Airport continue to improve significantly. During the 2005 third quarter, the Company received reimbursement of deficiency payments totaling $0.4 million as compared with having made $0.3 million in deficiency payments a year ago. For the first nine months of 2005, the Company received net repayments of $0.5 million compared with having made $1.8 million of deficiency payments during the same period of 2004, resulting in a positive swing of $2.3 million in cash flow year-to-year. The Company expects to continue to receive additional repayments in the future.
    During the third quarter, the Company expanded its relationship with General Growth Properties, a REIT specializing in shopping malls. The Company was awarded contracts to manage four shopping mall properties in Miami, Coral Gables, Phoenix and Seattle, comprising a total of 7,000 parking spaces. Water Tower Place, a premier retail complex in the heart of Chicago's Magnificent Mile, also a General Growth property, was recently renewed for three years. The Company's contract to operate the parking at another General Growth property, Providence Place in Rhode Island, was renewed for a 3 year term. The Company has been the parking operator at that Rhode Island property since its opening in 1999.
    Other notable new contracts or renewals during the third quarter include the following:

    -- Leases to operate two parking facilities for Northwestern University, which serve both the downtown campus of the University as well as Northwestern Memorial Hospital, were recently renewed for 5 year terms. One of the leased facilities had recently been expanded to include an additional 967 spaces, further enhancing the contract. The Company has maintained a continuing relationship with the University dating back to the 1920s.

    -- Midway Airport in Chicago recently added vehicle booting to the list of services that the Company provides at that airport.

    --  University of Colorado Health Science Center, where the
        Company has leveraged its existing parking management relationship at the University's two campuses to include shuttle services.

    The Company has previously communicated that one of its goals for the deployment of free cash flow is to pursue growth opportunities from value enhancing, low-risk acquisitions. The Company has also previously discussed its proposed disciplined approach to acquisitions. The Company recently announced two transactions that fit its acquisition strategy by either expanding and leveraging an existing core market or allowing entry to an untapped market that has the potential to become a core market:

    -- The Company has signed a non-binding letter of intent to acquire the Illinois and Wisconsin operations of System
        Parking, Inc. System manages 124 locations in these two
        Midwestern markets. The Company's agreement is subject to the completion of due diligence that is currently underway as well as finalization of definitive legal documentation.

    -- In addition, the Company announced that it had signed a definitive agreement to merge the Seattle parking activities of Sound Parking into its operations. With 55 parking locations and 2 shuttle operations, Sound Parking manages more than 5,500 parking spaces in Seattle and Bellevue, Washington. This transaction reflects the Company's increasing focus on the development of the Pacific Northwest market.

    Mr. Wilhelm commented, "Both of these transactions, if completed, will build on our platform of concentrating on core markets. System Parking's fine organization, with its concentration in our important Chicago market, enables us to leverage our existing operating and financial infrastructure. And being close to Chicago for our first post-IPO acquisition is an added plus as we work toward a rapid and successful integration. In Seattle, we have the opportunity to evolve a new core market by leveraging the operating excellence and fine reputation of Sound Parking in what we expect will be an area of significant growth for the Company."

    Year-to-Date Results

    Gross profit for the first nine months of 2005 increased 8% to $51.0 million as compared with $47.0 million for the same period in 2004 due to solid growth in same location profit from both lease and management locations. Top line revenue, excluding reimbursed management contract expenses, also increased year over year by over 8% from $171.9 million in 2004 to $186.0 million in 2005. As of September 30, 2005, the Company operated 1,907 locations, an increase of 23 locations since the end of 2004 and 40 locations from a year ago. The Company's retention rate for the twelve-month period ended September 30, 2005 was 91%, as compared with 89% for the twelve-month period ended September 30, 2004. The retention rate represents the percentage of locations retained for a twelve month period.
    General and administrative expenses for the first nine months of 2005 increased by 13% over the same period last year due to additional costs of being a public company such as expenses incurred with meeting the compliance requirements of Sarbanes-Oxley.
    Operating income for the nine months ended September 30, 2005 was up by almost 27% to $17.1 million from $13.5 million a year earlier, although several special items impacted both years. Excluding the impact of $1.5 million in management fees to the Company's former parent during the first nine months of 2004 and non-cash stock option compensation of $2.3 million during the same 2004 period, and a valuation allowance related to long-term receivables of $0.9 million during the first nine months of 2005, operating income would have increased by approximately 4%.
    Commenting on the Company's nine-month performance, Mr. Wilhelm said, "We are very pleased with our year to date results, especially the strong growth in gross profit. Our ability to maintain focus on core operations despite the distractions of Katrina-related issues once again underscores our ability to deliver consistent, reliable results. In addition, we are now beginning to see attractive acquisition opportunities that we will evaluate under the framework of our acquisition strategy to maximize shareholder value.
    "While G&A is growing at a faster rate than we would like due largely to Sarbanes-Oxley, we are committed to carefully managing our spending, and anticipate that G&A growth will moderate in the coming year."

    Financial Outlook

    Earnings per share for fiscal year 2005 now is expected to be in the range of $1.27 to $1.32. This guidance reflects the impact of Hurricane Katrina, which is estimated to be a ($0.14) per share charge, and the incremental costs expected to be incurred this year for Sarbanes-Oxley compliance of ($0.07) per share, offset by the credit valuation allowance adjustment to income tax expense of $0.09 per share. The Company also expects to record a deferred tax expense of $0.5 million, or ($0.05) per share, in the fourth quarter of this year due to the deduction of goodwill for tax purposes but not for book purposes. Excluding these adjustments, reported earnings per share now is expected to be in the range of $1.44 to $1.49.
    Earnings per share pro forma for income taxes now is expected to be in the range of $0.90 to $0.95, which includes the impact of Hurricane Katrina, an estimated ($0.10) per share charge on the year, and the increased costs of Sarbanes-Oxley compliance of ($0.05) per share. Excluding these adjustments, pro forma earnings per share now is expected to be in the range of $1.05 to $1.10.
    Guidance for free cash flow remains unchanged at $17 million or higher.
    These guidance estimates do not include the impact of any acquisitions or mergers contemplated or completed during the year.
    For pro forma guidance purposes, the statutory tax rate of 39% has been reduced to 30% based on the Company's assumed ability to use its substantial net operating loss carry-forwards to shield income for a period beyond five years. The Company's reported tax rates are expected to be substantially less than the statutory rates, due to the ability to offset future earnings against net operating loss carry-forwards. In addition, the Company's tax provision may further be affected by adjustments to its valuation allowance for its deferred tax assets. The timing of the recognition of these tax benefits may result in significant fluctuations in reported GAAP results.

    Conference Call

    The Company's quarterly earnings conference call will be held at 10:00 am (CST) on Thursday, November 10, 2005 and is available live and in replay to all analyst/investors through a webcast service. To listen to the live call, individuals are directed to the Company's investor relations page at www.standardparking.com or www.earnings.com at least 15 minutes prior to the call in order to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on either website and can be accessed for 30 days after the call.

    Standard Parking is a leading national provider of parking facility management services. The Company provides on-site management services at multi-level and surface parking facilities for all major markets of the parking industry. The Company manages approximately 1,900 parking facilities, containing over one million parking spaces in close to 300 cities across the United States and Canada. In addition, the Company manages parking-related and shuttle bus operations serving more than 60 airports.

    More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this report. Standard Parking's 2004 annual report filed on Form 10-K, its periodic reports on Form 10-Q and 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

    DISCLOSURE NOTICE: The information contained in this document is as of November 9, 2005. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.
    This document and the attachments contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "outlook," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: an increase in owner-operated parking facilities; changes in patterns of air travel or automobile usage, including effects of changes in gas and airplane fuel prices, effects of weather on travel and transportation patterns or other events affecting local, national and international economic conditions; implementation of the Company's operating and growth strategy, including possible strategic acquisitions; the loss, or renewal on less favorable terms, of management contracts and leases; player strikes or other events affecting major league sports; changes in general economic and business conditions or demographic trends; ongoing integration of past and future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; changes in current pricing; development of new, competitive parking-related services; changes in federal and state regulations including those affecting airports, parking lots at airports and automobile use; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; the Company's ability to renew the Company's insurance policies on acceptable terms, the extent to which the Company's clients purchase insurance through us and the Company's ability to successfully manage self-insured losses; the Company's ability to form and maintain relationships with large real estate owners, managers and developers; the Company's ability to provide performance bonds on acceptable terms to guarantee the Company's performance under certain contracts; the loss of key employees; the Company's ability to develop, deploy and utilize information technology; the Company's ability to refinance the Company's indebtedness; the Company's ability to consummate transactions and integrate newly acquired contracts into the Company's operations; availability, terms and deployment of capital; the amount of net operating losses, if any, the Company may utilize in any year and the ability of Steamboat Industries LLC and its subsidiary to control the Company's major corporate decisions. In addition, no assurances can be provided that any transaction will be consummated with Sound Parking or System Parking because the respective closings are subject to the satisfaction of certain conditions and/or definitive documentation. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, in its periodic reports on Forms 10-Q and 8-K, and in its Registration Statement on Form S-1 (333-112652).


                     STANDARD PARKING CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
          (in thousands, except for share and per share data)

                                  September 30, 2005 December 31, 2004
                                  ------------------ -----------------
             ASSETS                  (unaudited)
Current assets:
  Cash and cash equivalents                 $13,550           $10,360
  Notes and accounts receivable,
   net                                       37,214            34,608
  Prepaid expenses and supplies               2,965             2,330
  Deferred income taxes                       5,571                 -
                                  ------------------ -----------------
Total current assets                         59,300            47,298

Leaseholds and equipment, net                16,652            16,481
Long-term receivables, net                    5,953             7,317
Advances and deposits                         1,507             1,816
Goodwill                                    118,716           118,342
Intangible and other assets, net              3,375             3,848
                                  ------------------ -----------------

Total assets                               $205,503          $195,102
                                  ================== =================

    LIABILITIES AND COMMON
       STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                          $29,170           $26,107
  Accrued and other current
   liabilities                               25,132            25,794
  Current portion of long-term
   borrowings                                 3,375             3,512
                                  ------------------ -----------------
Total current liabilities                    57,677            55,413

Long-term borrowings, excluding
 current portion                             99,733           106,238
Deferred income taxes                         4,656                 -
Other long-term liabilities                  23,115            18,111
Convertible redeemable preferred
 stock, series D                                  1                 1

Common stockholders' equity:
  Common stock, par value $.001
   per share; 12,000,100 shares
   authorized; 10,126,482 shares
   issued and outstanding                        10                10
  Additional paid-in capital                189,075           193,565
  Accumulated other comprehensive
   income                                       452               116
  Accumulated deficit                      (167,757)         (178,352)
  Treasury stock, at cost, 80,377
   shares                                    (1,459)                -
                                  ------------------ -----------------
Total common stockholders' equity            20,321            15,339
                                  ------------------ -----------------

Total liabilities and common
 stockholders' equity                      $205,503          $195,102
                                  ================== =================



                     STANDARD PARKING CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
    (in thousands, except for share and per share data, unaudited)

                   Three Months Ended           Nine Months Ended
               --------------------------- ---------------------------
               September 30, September 30, September 30, September 30,
                   2005          2004          2005          2004
               ------------- ------------- ------------- -------------
Parking
 services
 revenue:
  Lease
   contracts        $38,659       $37,125      $116,526      $109,366
  Management
   contracts         24,347        20,089        69,479        62,537
               ------------- ------------- ------------- -------------
                     63,006        57,214       186,005       171,903
  Reimburse-
   ment of
   management
   contract
   expense           85,253        76,597       252,688       246,525
               ------------- ------------- ------------- -------------
Total revenue       148,259       133,811       438,693       418,428

Cost of parking
 services:
  Lease
   contracts         35,546        33,131       106,247        99,103
  Management
   contracts         10,034         8,660        28,791        25,805
               ------------- ------------- ------------- -------------
                     45,580        41,791       135,038       124,908
  Reimbursed
   management
   contract
   expense           85,253        76,597       252,688       246,525
               ------------- ------------- ------------- -------------
Total cost of
 parking
 services           130,833       118,388       387,726       371,433

Gross profit:
  Lease
   contracts          3,113         3,994        10,279        10,263
  Management
   contracts         14,313        11,429        40,688        36,732
               ------------- ------------- ------------- -------------
Total gross
 profit              17,426        15,423        50,967        46,995

General and
 adminis-
 trative
 expenses             9,937         7,848        28,241        24,997
Depreciation
 and
 amortization         1,814         1,554         4,771         4,724
Management fee-
 parent company           -             -             -         1,500
Valuation
 allowance
 related to
 long-term
 receivables              -             -           900             -
Non-cash stock
 option
 compensation
 expense                  -             -             -         2,293
               ------------- ------------- ------------- -------------

Operating
 income               5,675         6,021        17,055        13,481

Other expenses
 (income):
  Interest
   expense            2,234         2,414         7,081        10,956
  Interest
   income               (63)          (78)         (217)         (420)
  Net gain from
   extinguish-
   ment of debt           -            27             -        (3,833)
               ------------- ------------- ------------- -------------
                      2,171         2,363         6,864         6,703

Income before
 minority
 interest and
 income taxes         3,504         3,658        10,191         6,778

Minority
 interest                62            54           270           296
Income tax
 expense               (799)           19          (674)          336
               ------------- ------------- ------------- -------------

Net income
 before
 preferred
 stock
 dividends and
 increase in
 value of
 common stock
 subject to
 put/call
 rights               4,241         3,585        10,595         6,146

Preferred stock
 dividends                -             -             -         7,243
Increase in
 value of
 common stock
 subject to
 put/call
 rights                   -             -             -           538
               ------------- ------------- ------------- -------------
Net income
 (loss)              $4,241        $3,585       $10,595       ($1,635)
               ============= ============= ============= =============

Common Stock
 Data:
Net income
 (loss) per
 common share:
  Basic               $0.42         $0.34         $1.03        ($0.36)
  Diluted             $0.40         $0.33         $1.00        ($0.36)
Weighted
 average common
 shares
 outstanding:
  Basic          10,191,044    10,464,888    10,312,219     4,564,902
  Diluted        10,496,786    10,708,537    10,597,100     4,564,902



                     STANDARD PARKING CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
    (in thousands, except for share and per share data, unaudited)

                                               Nine Months Ended
                                          ----------------------------
                                          September 30,  September 30,
                                              2005           2004
                                          -------------  -------------
Operating activities:
Net income (loss)                              $10,595        ($1,635)
Adjustments to reconcile net income (loss)
 to net cash provided by (used in)
 operations:
  Preferred stock dividends                          -          7,243
  Increase in value of common stock
   subject to put/call rights                        -            538
  Depreciation and amortization                  4,771          4,724
  Non-cash interest expense                          -            279
  Amortization of debt issuance costs              567            836
  Amortization of carrying value in excess
   of principal                                   (124)        (1,256)
  Non-cash stock option compensation
   expense                                           -          2,407
  Provision for losses on accounts
   receivable                                      262            752
  Valuation allowance related to long-term
   receivables                                     900              -
  Write-off of debt issuance costs                   -          2,385
  Write-off of carrying value in excess of
   principal related to the 14% senior
   subordinated second lien notes                    -         (8,207)
  Deferred income taxes                           (915)             -
  Change in operating assets and
   liabilities                                   4,534         (9,070)
                                          -------------  -------------
Net cash provided by (used in) operating
 activities                                     20,590         (1,004)

Investing activities:
Purchase of leaseholds and equipment            (3,286)          (908)
Contingent purchase payments                      (242)          (557)
                                          -------------  -------------
Net cash (used in) investing activities         (3,528)        (1,465)

Financing activities:
Net proceeds from initial public offering            -         46,715
Repurchase of common stock subject to
 put/call rights                                     -         (6,250)
Repurchase of common stock                      (5,963)             -
Proceeds from exercise of stock options             14              -
Proceeds from (payments on) senior credit
 facility                                       (5,000)        22,350
Payments on long-term borrowings                  (203)           (96)
Payments on joint venture borrowings              (457)          (410)
Payments of debt issuance costs                   (118)        (1,402)
Payments on capital leases                      (2,339)        (1,714)
Repurchase of 14% senior subordinated
 second lien notes                                   -        (57,734)
                                          -------------  -------------
Net cash (used in) provided by financing
 activities                                    (14,066)         1,459

Effect of exchange rate changes on cash
 and cash equivalents                              194             18
                                          -------------  -------------

Increase (decrease) in cash and cash
 equivalents                                     3,190           (992)
Cash and cash equivalents at beginning of
 period                                         10,360          8,470
                                          -------------  -------------

Cash and cash equivalents at end of period     $13,550         $7,478
                                          =============  =============

Supplemental disclosures:
Cash paid during the period for:
  Interest                                      $7,748        $13,772
  Income taxes                                     362            191
Supplemental disclosures of non-cash
 activity:
  Debt issued for capital lease obligation      $1,647         $2,453
  Issuance of 14% senior subordinated
   second lien notes                                 -            375



Pro Forma Net Income
(in thousands, except for per share data)

                                        Three Months     Nine Months
                                           Ended            Ended
                                       September 30,    September 30,
                                           2005             2005
                                      --------------- ----------------
                                               pro              pro
                                               forma            forma
                                               per              per
                                               share            share
Net income - as             A
 reported                             $4,241   $0.40  $10,595   $1.00
  Reported income tax       B
   expense                              (799)  (0.08)    (674)  (0.06)
                                      ------- ------- -------- -------
Pre-tax income          C = A + B      3,442    0.33    9,921    0.94

    Effective income  D = - (C x 30%)
     tax rate @ 30%
     (1)                              (1,033)  (0.10)  (2,976)  (0.28)
    Reported income         B
     tax expense                        (799)  (0.08)    (674)  (0.06)
                                      ------- ------- -------- -------
  Total pro forma tax   E = D + B
   adjustment                         (1,832) ($0.17)  (3,650) ($0.34)

Pro forma net income    F = A + E     $2,409   $0.23   $6,945   $0.66


Weighted average
 common shares
 outstanding:
  Basic shares
   outstanding                        10,191           10,312
  Effect of dilutive
   common stock
   options                               306              285
                                      -------         --------
  Fully diluted
   shares                             10,497           10,597



                                       2005 Earnings
                                         Per Share
                                      Guidance Range
                                        Low    High
                                      ------- -------
Expected reportable
 earnings per diluted
 share for 2005                        $1.27   $1.32

  Estimated 2005 GAAP
   income tax expense                   0.02    0.03
                                      ------- -------

Pre-tax income                          1.29    1.35

  Effective income
   tax at 30% rate (1)                 (0.39)  (0.41)
                                      ------- -------
Pro forma earnings
 per diluted share
 for 2005                              $0.90   $0.95

(1) For pro forma guidance purposes, the statutory tax rate of 39% has been reduced to 30% based on the Company's assumed ability to use its substantial net operating loss carry- forwards to shield income for a period beyond five years. The Company's reported tax rates are expected to be substantially less than the statutory rates, due to the ability to offset future earnings against net operating loss carry-forwards. In addition, the Company's tax provision may further be affected by adjustments to its valuation allowance for its deferred tax assets. The timing of the recognition of these tax benefits may result in significant fluctuations in reported GAAP results.



Free Cash Flow
(in thousands)

                             Three months   Nine months
                                 ended         ended
                             September 30, September 30,
                                 2005          2005
                            -------------- -------------
Operating income                   $5,675       $17,055
  Depreciation and
   amortization                     1,814         4,771
  Valuation allowance
   related to long-term
   receivables                          -           900
  Income tax paid                     (94)         (362)
  Minority interest                   (62)         (270)
  Change in assets and
   liabilities                      7,427         6,438
  Capital expenditures and
   contingent purchase
   payments                        (2,949)       (3,528)

                            -------------- -------------
Operating cash flow               $11,811       $25,004
  Cash interest paid               (3,213)       (7,748)

                            -------------- -------------
Free Cash Flow (1)                 $8,598       $17,256
  (Increase) in cash and
   cash equivalents                (4,832)       (3,190)
                            -------------- -------------
Free cash flow, net of
 change in cash                    $3,766       $14,066

(Uses)/Sources of cash:
  Proceeds from (payments
   on) senior credit
   facility                       ($1,200)      ($5,000)
  (Payments) on long-term
   borrowings                        (902)       (2,999)
  (Payments) of debt
   issuance costs                       -          (118)
  Proceeds from exercise of
   stock options                        -            14
  (Repurchase) of common
   stock                           (1,664)       (5,963)

                            -------------- -------------
Total (uses) of cash              ($3,766)     ($14,066)

----------------------------------------------------------------------

(1) Reconciliation of Free Cash Flow to Consolidated Statements of
Cash Flow

                             Nine Months    Six Months   Three Months
                            September 30,    June 30,    September 30,
                                 2005          2005           2005
                            -------------- ------------- -------------
  Net cash provided by
   operating activities           $20,590        $9,482       $11,108
  Net cash (used in)
   investing activities            (3,528)         (579)       (2,949)
  Effect of exchange rate
   changes on cash and cash
   equivalents                        194          (245)          439
                            -------------- ------------- -------------
  Free cash flow                  $17,256        $8,658        $8,598


    CONTACT: Standard Parking Corporation
             G. Marc Baumann, 312-274-2199
             mbaumann@standardparking.com